Exhibit 23.3
Consent of Moss Adams LLP,
Independent Auditors
     We hereby consent to the incorporation by reference in the registration statements (Nos. 333-121883, 333-152301, 333-140433, and 333-141100) on Form S-3 and (Nos. 333-126574, 333-130337 and 333-161409) on Form S-8 of Medical Properties Trust, Inc. of our report dated May 11, 2009, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for years then ended, which report is incorporated by reference in this Annual Report of Medical Properties Trust, Inc. (Form 10-K) for the year ended December 31, 2009.
/s/ Moss Adams LLP
Irvine, California
February 12, 2010